Beyond Li-ion™

Exhibit 10.9

March 2, 2022

Kyle H. Pilkington

108 John Scott Lane

North Kingstown, RI 02852

Re:Employment as Vice President, Legal

Dear Kyle:

Welcome to SES!

I am pleased to confirm the terms on which you will be employed by SolidEnergy Systems, LLC (the “Company”).

1. Position. You will serve as Vice President, Legal, of the Company reporting directly to Joanne Ban, Chief Legal & Corporate Officer. Your duties initially will include, but not be limited to, providing legal and compliance support on all securities and corporate finance related matters. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. Your office will be initially located at 35 Cabot Road, Woburn, MA 01801.

2. Starting Date. It is expected that your employment will begin on April 11, 2022 (the “Start Date”).

3. Base Salary. As an employee of the Company, you will be paid a salary at a rate of $270,000 per annum). You will be payable in accordance with the Company’s normal payment schedule for its employees, which is bi-weekly and every other Friday. You will be an exempt employee under the Fair Labor Standards Act and as such will not be eligible for overtime pay.

4. Performance Bonus Compensation. During your employment, you may be considered annually for a performance bonus. Performance bonus compensation in any year, if any, will be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) of SES AI Corporation, the parent company of the Company, based on your performance and that of the Company, relative to milestones to be agreed upon between you and the Company, and otherwise in accordance with a general employee bonus program. The Performance Bonus cash compensation is targeted to be 25% of your Base Salary at the end of your first year on March 13, 2023.

5. Equity Compensation. For your first year of service, the Company agrees to recommend to the Compensation Committee, a grant to you of restricted stock units or shares of

Beyond Li-ion™

restricted stock equivalent to $270,000 in value as of the date of grant with such grant to be made pursuant to SES AI Corporation’s standard form Restricted Stock or Restricted Stock Unit Award and with terms of vesting being generally comparable to persons of equivalent rank and seniority in the Company. Indicatively, the Company will make such recommendation to the Compensation Committee by June 30, 2022. The terms of this stock award will be set forth in a separate restricted stock award agreement. In the event of any ambiguity between this letter agreement and the restricted stock award agreement, the restricted stock award agreement shall govern. Based on your performance, further grants of restricted stock units or shares of restricted stock equivalent in value to up to 100% of your annual base salary may be made in subsequent years of service.

6. Benefits; Vacation; Withholding. You will be entitled to participate in health, insurance, pension, and other benefits provided to other executives of the Company of similar seniority on terms no less favorable than those available to such executives of the Company generally. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company retains the right to change, add or terminate any particular benefit.

You will be entitled to earn vacation in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company, subject to a minimum entitlement of 3 weeks’ vacation and 10 paid holidays per year. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

You understand that the Company will deduct from any payments it otherwise is to make to you pursuant to the terms of this letter agreement or otherwise any withholding taxes and other deductions required by law.

7. At Will Employment.

(a)Your employment with the Company is an “at-will” employment and may be terminated by either party at any time for any reason, with or without cause, without notice and without any further compensation.

(b)Except for any right you may have under applicable law to continue participation in the Company’s group health and dental plans under COBRA, or any other law, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment or the last day of the severance period, whichever occurs later.

(c)Vesting of any restricted stock units, shares of restricted stock or any other equity linked incentives which the Company may have granted to you, shall cease immediately upon any termination of your employment with the Company for any reason.

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(d)Provisions of this letter agreement shall survive any termination if so provided in this letter agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, your obligations under the Confidentiality, Assignment of Intellectual Property and Noncompetition Agreement, which you will execute as a condition to your employment under this letter agreement.

8. Conditions to Employment. You agree that the following items are conditions to your employment with the Company:

(a)The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of new employees by requiring such employees to complete an Employment Eligibility Form I-9, which is enclosed. Please complete and return it and the appropriate required documents listed on the form. This offer of employment is contingent upon compliance with the Immigration Act of 1986.

(b) Your execution and delivery of the enclosed Employee’s Confidentiality, Assignment of Intellectual Property and Noncompetition Agreement (“NDA Agreement”), which is attached to this letter. Among other provisions, the NDA Agreement contains a covenant not to compete. As stated in the NDA Agreement, you are advised to obtain the advice of counsel in reviewing the NDA Agreement.

(c)	Satisfactory completion of reference and background checks
(d)	Successful license application or certification for export control purposes if appropriate
(e)	You agree to keep the existence of this agreement, and the terms of this agreement, highly individual and confidential.

This offer of employment will expire on March 11 2022 unless accepted by you prior to such date.

We look forward to your service with the Company and are pleased that you will be working with us.

Sincerely,

/s/ Kyle Pilkington_______________	_________________
Agreed and accepted by __/s/ Kyle Pilkington_______________ Kyle Pilkington	SolidEnergy Systems, LLC /s/ Qichao Hu_________________ Qichao Hu CEO